                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (RULE 13d-102)

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13-d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         Chart House Enterprises, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   160902102
                            ----------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with the statement [x]. (A fee is not required only if the reporting person: (1) has previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                                               Page 2 of 5 Pages

SCHEDULE 13G

CUSIP No. 160902102
          ---------

1. NAME OF REPORTING PERSON
   S.S OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

   John M. Creed                    SSN ###-##-####
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_] (b) [_]
   Inapplicable
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   U.S.A
--------------------------------------------------------------------------------
                  5. SOLE VOTING POWER
NUMBER OF
SHARES               513,153(1)
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6. SHARED VOTING POWER
EACH                 52,000(2)
REPORTING         --------------------------------------------------------------
PERSON            7. SOLE DISPOSITIVE POWER
WITH                 513,153(1)
                  --------------------------------------------------------------
                  8. SHARED DISPOSITIVE POWER
                     52,000(2)
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   565,153
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    6.8%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    IN

(1) Includes 35,000 shares Mr. Creed has the right to acquire through the exercise of vested stock options.

(2) Owned by an independent trustee under trusts established for the benefit of Mr. Creed's two daughters. Mr. Creed disclaims beneficial ownership as to the 52,000 shares owned by the trustee.

ITEM 1.   (A) NAME OF ISSUER:
------        --------------
              Chart House Enterprises, Inc.

          (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              -----------------------------------------------
              115 South Acacia Avenue
              Solana Beach, Ca 92075

ITEM 2.   (A) NAME OF PERSONS FILING:
------        ----------------------
              John M. Creed

          (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              -----------------------------------------------------------
              22211 Paso Del Sur
              South Laguna, Ca 92677-3029

          (C) CITIZENSHIP:
              -----------
              U.S.A

          (D) TITLE OF CLASS OF SECURITIES:
              ----------------------------
              Common Stock, $.01 par value

          (E) CUSIP NUMBER:
              ------------
              160902102

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), CHECK WHETHER
------    --------------------------------------------------------------------
          THE PERSON FILING IS A:
          ----------------------
              Inapplicable
          (a) [_] Broker or dealer registered under Section 165 of the Act,

          (b) [_] Bank as defined in Section 3(a)(6) of the Act,

          (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [_] Investment Company registered under Section 8 of the Investment Company Act,

          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers act of 1940,

          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employer Retirement Income Security Act of 1974 or Endowment Fund; see (13-d-1)(b)(1)(ii)(F),

          (g) [_] Parent Holding Company, in accordance with Rule
                  (13d-1)(b)(ii)(G); see item 7,

          (h) [_] Group, in accordance with Rule 13-d-1(b)(ii)(H).



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                                                               Page 4 of 5 Pages

ITEM 4.  OWNERSHIP
------   ---------
         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of my month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a) Amount beneficially owned:
             565,153 (includes right to acquire 35,000 shares)
             -------------------------------------------------------------------

         (b) Percent of class:
               6.8%
             -------------------------------------------------------------------

         (c) Number of shares as to which such person has:

             (i)   Sole power to vote or to direct the vote  513,153
                                                           ---------------------

             (ii)  Shared power to vote or to director the vote 52,000
                                                               -----------------

             (iii) Sale power to dispense or to direct the disposition of
                   513,153
                   ------------
             (iv)  Share power to dispose or to direct the disposition of 52,000
                                                                         -------



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------   --------------------------------------------
         If this statement is being filed to report the fact that as of date hereof the reporting person has ceased to be the beneficial owner of more thant five percent of the class of securities, check the following [_]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
------   ---------------------------------------------------------------
         Inapplicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
------   ----------------------------------------------------------------------
         SECURITY BEING REPORTED 9N BY THE PARENT HOLDING COMPANY
         --------------------------------------------------------

         Inapplicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------   ---------------------------------------------------------
         Inapplicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
------   ------------------------------
         Inapplicable

ITEM 10. CERTIFICATE
-------  -----------
         Inapplicable. This Schedule 13G is being filed pursuant to Rule 13d-
         1(c)








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                                                               Page 5 of 5 Pages
                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         December 20, 1996
                                         ------------------
                                                  Date

                                         /s/ JOHN M. CREED
                                         ------------------
                                         John M. Creed
                                               Name/Title